CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 20, 2014, relating to the financial statements and financial highlights, which appear in the April 30, 2014 Annual Report to Shareholders of Columbia Global Infrastructure Fund (formerly known as Columbia Recovery and Infrastructure Fund) (one of the funds constituting Columbia Funds Series Trust II), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

August 27, 2014